Exhibit (d)(2)

WARRANT EXERCISE AGREEMENT

This WARRANT EXERCISE AGREEMENT (this “Agreement”) is entered into as of December 4, 2020, by and between Meten EdtechX Education Group Ltd., a Cayman Islands exempted company listed on the NASDAQ (stock symbol METX) (the “Company”), IBIS CAPITAL SPONSOR LLC (“IBIS”) and IBIS CAPITAL SPONSOR II LLC (“IBIS II”, collectively with IBIS, the “Sponsors”). Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Warrant Agreement (as defined below).

WHEREAS, as of the date hereof, IBIS holds 832,000 Placement Warrants, and IBIS II holds 3,029,250 Placement Warrants.

WHEREAS, the form and terms of the Placement Warrants are governed by that certain Amended and Restated Warrant Agreement dated as of March 30, 2020 (the “Warrant Agreement”) between the Company and Continental Stock Transfer & Trust Company, a New York corporation (as the Warrant Agent under the Warrant Agreement, the “Depositary Agent”).

WHEREAS, the Company intends to file a Schedule TO and a Prospectus Supplement with the U.S. Securities and Exchange Commission (“SEC”), pursuant to which the Warrant Price of each tendered Warrant will be reduced to $1.40 per share (the “Offer”), subject to 65% minimum participation requirement with respect to the Offer which may be waived by the Company at its sole discretion (the “Participation Requirement”). Subject to the satisfaction or waiver of the Participation Requirement and other conditions of the Offer, as further set forth in the Offer, the Company intends to accept the Offer and temporarily reduce the Warrant Price to $2.50 per share for the Second Reduction Period (as such term is defined in the Offer).

WHEREAS, pursuant to the Warrant Agreement, (i) the Placement Warrants may be exercised for cash or on a cashless basis at the holder’s option in accordance with the terms thereof; and (ii) once a Placement Warrant is transferred to a holder other than an affiliate or permitted transferee of the original holder, such Placement Warrant shall be treated as an IPO Warrant under the Warrant Agreement for all purposes.

WHEREAS, pursuant to terms of the Offer as contemplated, (i) delivery of the Acceptance and Exercise Deliveries (as such term is defined in the Offer) by a holder of Warrants shall be deemed a conditional exercise of such Warrants on and as of such delivery date — subject to the conditions set out in the Offer to Exercise and such holder’s withdrawal rights; and (ii) if Placement Warrants are exercised on a cashless basis, the “date of exercise” for purpose of the calculation of “Fair Market Value” as described in Section 3.3.1 of the Warrant Agreement shall be the date the Acceptance and Exercise Deliveries are received by the Depositary Agent.

WHEREAS, both of the Sponsors are deemed controlled by the Company’s independent directors Mr. Benjamin Vedrenne-Cloquet and Mr. Charles McIntyre.

WHEREAS, the Sponsors intend to participate in the Offer, and to support the Company in respect of the Offer by making the undertakings hereunder.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.      Undertakings. The Sponsors jointly and severally agree and undertake as follows:

(a)     with respect to the Offer, the Sponsors shall tender no more than an aggregate of 2,509,812 Placement Warrants (representing approximately 65% of the total number of Placement Warrants they hold) for exercise on a cashless basis;

(b)    the Sponsors shall not exercise, on a cashless basis, the remaining 1,351,438 Placement Warrants (the “Remaining Warrants”) in the Second Reduction Period, and, subject to completion of the Offer, irrevocably and perpetually waives the cashless exercise right with respect to the Remaining Warrants; and

(c)     the Sponsors shall use commercially reasonable effort to sell the Remaining Warrants at prevailing prices to the market during the period of the Offer and the Second Reduction Period.

2.      Acknowledgements. The Sponsors understand, acknowledge and agree that:

(a)     the terms of this Agreement shall be fully disclosed in the Offer to the public;

(b)    the Offer may not be completed, if the Participation Requirement or other conditions of the Offer are not satisfied, or waived at the sole discretion of the Company; and

(c)     the existence of this Agreement and the terms hereof are strictly confidential before the filing of the Offer with the SEC.

3.      Each of the Sponsors further undertakes not to disclose the existence of this Agreement and the terms hereof to any other parties (other than its members and legal advisor) before the filing of the Offer with the SEC, and shall procure its members and legal advisor to keep the existence of this Agreement and the terms hereof strictly confidential before the filing of the Offer with the SEC.

4.      Miscellaneous Provisions.

4.1.   Successors. All the covenants and provisions of this Agreement by or for the benefit of each party hereof shall bind and inure to the benefit of their respective successors and assigns.

4.2.   Applicable Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each party hereof hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each party hereof hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon each party hereof may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 4.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon each party hereof in any action, proceeding or claim.

4.3.   Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof.

4.4.   Counterparts. This Agreement may be executed in any number of original or PDF counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

4.5.   Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

4.6    Amendments. This Agreement may not be amended by the parties hereto without the written consent of each party hereto.

4.7    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

METEN EDTECHX EDUCATION GROUP LTD.
By:	/s/ Yupeng Guo
	Name:	Yupeng Guo
	Title:	Director
IBIS CAPITAL SPONSOR LLC
By:	/s/ Charles McIntyre
	Name:	Charles McIntyre
	Title:	Managing Member
IBIS CAPITAL SPONSOR II LLC
By:	/s/ Charles McIntyre
	Name:	Charles McIntyre
	Title:	Managing Member

Signature Page to the Warrant Exercise Agreement